EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ChoiceOne Bank Announces Succession Plan for CFO Tom Lampen

Sparta, Michigan – May 28, 2021 – The Board of Directors of ChoiceOne Financial Services, Inc. (“ChoiceOne”, NASDAQ:COFS), the parent company of ChoiceOne Bank, today announced that Tom Lampen, Senior Vice President and Chief Financial Officer, has notified the organization of his intention to retire effective on or about December 31, 2021. Upon his retirement, Senior Vice President, Adom J. Greenland, is expected to be named Chief Financial Officer.

“It is certainly bittersweet for me to announce Tom’s retirement at the end of the year,” said ChoiceOne CEO Kelly Potes. “Tom has helped lead ChoiceOne to significant growth and milestones as our Chief Financial Officer over the last 29 years. We will miss Tom’s daily presence and wise counsel but also wish him well as he begins his well-deserved retirement. It is also a pleasure to announce Adom as Tom’s successor. Adom is a tremendous leader and his financial background and experience in bank operations including our recent mergers make him an excellent candidate for our next CFO.”

Lampen, a Certified Public Accountant, will retire with over 34 years in the banking industry. He began his career with ChoiceOne as Treasurer in 1987. He was promoted to Chief Financial Officer in 1992. Prior to joining ChoiceOne, Lampen was employed by Grant Thornton, a national accounting firm.

Greenland, a Certified Public Accountant, has been a Senior Vice President of ChoiceOne Bank since November 2015 and a Vice President of ChoiceOne Bank since 2013. He currently serves as Secretary and Chief Operating Officer. Prior to his employment with ChoiceOne, Greenland was a Senior Manager with PricewaterhouseCoopers, a global accounting and consulting firm.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank, named one of America's Best Banks by Newsweek, operates 34 offices in parts of Kent, Ottawa, Muskegon, Newaygo, Lapeer, St. Clair, Macomb, and Sanilac counties.  ChoiceOne is an approximately $2.1 billion-asset bank holding company making it the 10th largest bank holding company in Michigan based on asset size. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website choiceone.com.

Contacts

Kelly Potes

ChoiceOne CEO

616-887-7366

kpotes@choiceone.com

Michael J. Burke, Jr.

ChoiceOne President

810.664.2977

michael.burke@choiceone.com

Source: ChoiceOne Financial Services

###